UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 6, 2007

THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement and Grant Agreements with Trudy F. Sullivan

As previously announced by The Talbots, Inc. (the “Company”) on June 28, 2007, Trudy F. Sullivan was appointed as President and Chief Executive Officer and as a member of the Board of Directors of the Company effective on August 6, 2007. The Company previously reported in its Current Report on Form 8-K filed on July 5, 2007 (“July 5, 2007 Form 8-K”) the terms and conditions of Ms. Sullivan’s employment and related compensation arrangements. The definitive employment agreement setting forth those terms and conditions was executed on August 6, 2007.

In addition, as previously described in the July 5, 2007 Form 8-K and consistent with her employment agreement, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the equity grants to Ms. Sullivan effective August 7, 2007 evidencing the (i) 350,000 shares of restricted stock and (ii) 325,000 stock options in connection with Ms. Sullivan’s appointment as President and CEO. The stock option includes a tandem stock-settled stock appreciation right feature exercisable solely by the Company, as previously described. The stock option exercise price is $22.70 per share, which was the NYSE closing price of Talbots common stock on the date of the August 7, 2007 option grant.

Transition Matters in Connection with Arnold B. Zetcher

The Company also previously reported in its July 5, 2007 Form 8-K that, in connection with the appointment of Trudy F. Sullivan as President and Chief Executive Officer of the Company and as a member of the Board of Directors effective August 6, 2007, Arnold B. Zetcher would cease as President and Chief Executive Officer of the Company effective August 6, 2007. He will continue as Chairman of the Board and as a director up until March 31, 2008. His existing employment agreement, which was modified in September 2006 in connection with the Company’s CEO succession planning process, has a term expiring on March 31, 2008 and provides compensation and severance protection for Mr. Zetcher up to March 31, 2008 (which is the expiration date of this modified employment agreement). The terms of his September 2006 modified employment agreement are generally described in the Company's Current Report on Form 8-K filed on September 29, 2006.

In connection with Mr. Zetcher’s transition from the President and Chief Executive Officer position, his continuation as Chairman of the Board and as a director until March 31, 2008, and his availability for Company management consultation through the end of fiscal 2007, the Company has also agreed to provide Mr. Zetcher (i) continued use by the executive and his spouse of the Company aircraft through the end of the Company’s 2007 fiscal year in connection with Board, CEO transition and National Retail Federation (NRF) activities as well as certain limited personal use, (ii) continued participation in his current executive medical and dental plan and executive automobile program through the end of fiscal 2007, (iii) reimbursement of travel and out-of-pocket expenses in connection with Talbots Board of Directors and NRF activities for the executive and spouse up until March 31, 2008, (iv) continuation of secretarial and other technology, communications, and administrative support up until March 31, 2008 and (v) retention of his computer, fax and related telecommunications equipment. The three year option exercise period applicable upon retirement for his outstanding stock options will commence at the end of fiscal 2007 (but in no event will the exercise period continue beyond the original expiration date of any such outstanding option).

Executive Severance Arrangements

On and effective August 6, 2007, the Compensation Committee approved a severance program for senior executives of the Company and its subsidiary The J. Jill Group, Inc. (“J. Jill”) at the level of Vice President and above and who are not already parties to an existing employment and/or severance agreement with the Company or J. Jill with more advantageous terms for the executive. Under this program, covered executives will be entitled to severance protection between a range of 1.5 times base salary and 0.5 times base salary, plus continuation of health and welfare benefits for the applicable severance period at the executive’s same participation rate. With respect to our covered named executive officers, Michele M. Mandell, Executive Vice President, Stores, Talbots Brand, will be entitled to 1.5 times base salary, and Edward L. Larsen, Senior Vice President, Finance, Chief Financial Officer and Treasurer, will be entitled to 1.0 times base salary under this program. This severance arrangement will cover an employment termination by the Company without “cause” or by the covered executive for “good reason” provided such employment termination occurs within two years of the effective date of this program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: August 10, 2007	By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President, Legal and Real Estate and Secretary